EXHIBIT 99.1

Springtime greetings from Apple Hospitality Five, Inc. We continue to make great strides to provide maximum value to our shareholders. During the first quarter of 2005, we paid shareholders dividends of $.22 per share, representing an eight percent annual return on an $11 share price. Funds from operations (FFO) increased to $9.9 million or $.22 per share. Even with our conservative strategy of generating unleveraged returns, results of the Company remain competitive.

The hotels within this portfolio represent some of the most well-known brands of the Marriott and Hilton franchises. Our aptitude for choosing ideally located properties—in and around key metropolitan areas like Las Vegas, Nashville, Houston and Seattle—that are at the top of their class, has led us to continued success in the travel marketplace. First quarter occupancy rates were 74 percent, a three percent increase over our first quarter 2004 rates. The average daily rate (ADR) during this quarter was $106, up two percent from this time last year. And, revenue per available room (RevPAR) was $79, an impressive five percent increase over first quarter 2004.

In the majority of our markets, demand and pricing power continue to strengthen. Ernst & Young’s “2005 National Lodging Report,” revealed that in 2004 hotels regained pricing power and further improvement is expected in 2005—ADR is expected to increase around four percent and it is projected that occupancy rates will rise approximately two percent. Additionally, according to Smith Travel Research, as cited in the March 29, 2005 issue of The New York Times, demand for extended-stay lodging increased by five percent in 2004, an increase greater than that of the hotel industry overall.

Based on industry trends and the performance of our markets, our outlook for 2005 is quite optimistic. The upcoming acquisition of the Merrifield Courtyard® in the dynamic Tyson’s Corner area of the Washington, DC market, scheduled for June 2005, will complete and is sure to add value to this portfolio. I look forward to sharing our continued progress with you, through shareholder reports and most importantly, through increased shareholder value. Thank you for being an investor with Apple Hospitality Five.

Sincerely,

Glade M. Knight
Chairman and Chief Executive Officer

This quarterly report contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include: the availability and terms of financing; changes in national, regional and local economies and business conditions; competitors within the extended-stay hotel industry; and the ability of the company to implement its acquisition strategy and operating strategy and to manage planned growth. In addition, the timing and amounts of distributions to common shareholders are within the discretion of the company’s board of directors. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate; therefore, there can be no assurance that such statements included in this quarterly report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved.

(Unaudited)

(In thousands except statistical data)	Three months ended March 31, 2005	Three months ended March 31, 2004
REVENUES
Suite revenue	$25,051	$19,929
Other revenue	1,858	1,739

Total revenues	$26,909	$21,668

EXPENSES
Direct operating expense	$6,538	$5,317
Other hotel operating expenses	9,870	7,909
General and administrative	609	364
Depreciation	2,642	2,205
Interest income – net	(26)	(68)

Total expenses	$19,633	$15,727

NET INCOME	$7,276	$5,941

FUNDS FROM OPERATIONS
Net Income	$7,276	$5,941
Depreciation of real estate owned	2,574	2,134

Funds From Operations (a)	$9,850	$8,075

FFO per share	$0.22	$0.20

WEIGHTED-AVERAGE SHARES OUTSTANDING	45,283	40,606

OPERATING STATISTICS
Occupancy	74%	72%
Average Daily Rate	$106	$104
RevPAR	$79	$75
Number of Hotels Owned	27	22

(Unaudited)

(In thousands)	March 31, 2005	December 31, 2004
ASSET
Investment in hotels – net	$375,132	$377,428
Cash and cash equivalents	34,282	38,630
Other assets	14,428	11,217

Total assets	$423,842	$427,275

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable-secured	$4,627	$4,646
Other liabilities	1,093	1,005

Total liabilities	$5,720	$5,651
Total shareholders’ equity	418,122	421,624

Total liabilities and shareholders’ equity	$423,842	$427,275

(a)	Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP) excluding gains and losses from sales of depreciable property, plus depreciation and amortization. The company considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the company’s activities in accordance with GAAP. FFO is not necessarily indicative of cash available to fund cash needs.

The financial information furnished reflects all adjustments necessary for a fair presentation of financial position at March 31, 2005 and the results of operations for the interim period ended March 31, 2005. Such interim results are not necessarily indicative of the results that can be expected for the full year. The accompanying financial statements should be read in conjunction with the audited financial statements and related notes appearing in the Apple Hospitality Five, Inc. 2004 Annual Report.

PORTFOLIO of HOTELS

STATE / CITY	PROPERTY	UNITS
ARIZONA
Tucson	Courtyard	153
Tucson	Residence Inn	120

CALIFORNIA
Cypress	Residence Inn	155

COLORADO
Colorado Springs	Homewood Suites	127

CONNECTICUT
Danbury	SpringHill Suites	106

FLORIDA
Tampa	Hilton Garden Inn	95

LOUISIANA
Baton Rouge	Homewood Suites	115

NEVADA
Las Vegas	Marriott Suites	278

NEW JERSEY
Cranbury	Residence Inn	108
Franklin Somerset	Residence Inn	108
Lebanon	Courtyard	125

NEW MEXICO
Albuquerque	Homewood Suites	151

NEW YORK
Hauppauge	Residence Inn	100
Westbury	Hilton Garden Inn	140

OHIO
Cleveland-Solon	Homewood Suites	86

TENNESSEE
Nashville	Residence Inn	168

TEXAS
Addison	Courtyard	176
Brownsville	Residence Inn	102
Dallas-DFW	Residence Inn	100
Dallas-Park Central	Residence Inn	139
Fort Worth	Courtyard	92
Harlingen	Courtyard	114
Houston-Westchase	Courtyard	153
Houston-Westchase	Residence Inn	120
Houston-West University	Courtyard	100
Houston-West University	Residence Inn	120

WASHINGTON
South Federal Way	Courtyard	160